LH01-030C                                                               05/02/01


                                 AMENDMENT NO. 5

The Automatic Coinsurance Reinsurance Agreement (Document No. L97-0263) of April 16, 1997, between EMPLOYERS REASSURANCE CORPORATION of Overland Park, Kansas and THE OHIO STATE LIFE INSURANCE COMPANY of Columbus, Ohio, is hereby amended as follows:

I. As respects policies issued by the Reinsured to become effective on and after the effective date of this agreement, the following expense commissions shall apply only with respect to the first policy quarter rather than the expense commission shown in Exhibit A:

                                       Plan                        Amount per Policy

                                       Life                               $140

                                      Annuity                             $50

II.      Effective October 1, 2000:

A. The definition of "Escrow Account", as amended by Amendment No. 2, is deleted from Article VI and the following definition is substituted therefor:

                The term "Escrow Account" means:

                (a) 30% of the assets pertaining to this agreement and the Investors Guaranty Treaty received and held by Bankers Trust Company of New York, New York pursuant to its Escrow Agreement (formerly Ohio State/Investors Guaranty Business/now ERC Assets) of May 21, 1997 with the Corporation and The College Life Insurance Company or its successor; and

                (b) 70% of the assets pertaining to this agreement and the Investors Guaranty Treaty received and held by State Street Bank and Trust Company pursuant to its Custodian Agreement (formerly Fremont Assets/now Contingent Americo Assets) of January 14, 2000 with the Corporation and The College Life Insurance Company or its successor.

B. Article XVIII is deleted and the following Article XVIII is substituted therefor:

                                                     ARTICLE XVIII

                ASSIGNMENTS AND CHANGES OF INTEREST. No assignment or change of either party's interest hereunder, whether voluntary or involuntary and whether by merger of reinsurance of its entire business with another company or otherwise, shall be binding upon the other party, provided that this article does not apply to the assignment the Corporation will make during or after 2003 of 70% of its interests and liabilities as the reinsurer to Great Southern Life



                Insurance Company (or its designated affiliate), but only if The College Life Insurance Company of America (or its successor or designated affiliate) is then assuming the policies from the Corporation on a 100% coinsurance basis.

In all other respects not inconsistent herewith, said agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in duplicate.


   THE OHIO STATE                            EMPLOYERS REASSURANCE
   LIFE INSURANCE COMPANY                    CORPORATION


By:______________________________        By:__________________________________

Title:___________________________        Title:_______________________________

Date:____________________________        Date:________________________________